FIRST AMENDMENT

                                  TO

                 AGREEMENT AND PLAN OF REORGANIZATION



        THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (the "Amendment") is made and entered into, effective on the date set forth below, by and among AMERICOM USA, INC., a Delaware corporation ("Parent Corporation"); KIOSK ACQUISITION, INC., a Delaware corporation ("Acquiring Corporation"); KIOSK SOFTWARE, INC., a California corporation ("Target Corporation"); and LORI FISHER ("Principal Shareholder"), with reference to the following facts:

        RECITALS:

        A. Parent Corporation, Target Corporation, Principal Shareholder, and an entity named KSI ACQUISITION, INC., a Delaware corporation ("NEWCO") executed that certain "Agreement and Plan of Reorganization" dated effective January 24, 1999 (the "Merger Agreement").

        B. NEWCO was an entity in formation and was intended to serve as the "Acquiring Corporation" and "Surviving Corporation," as such terms are defined in the Merger Agreement.

        C.      After execution of the Merger Agreement:

         (1) Parent Corporation disclosed to Target Corporation and Principal Shareholder that (i) the Secretary of the State of the State of Delaware refused to allow NEWCO to be formed under the name "KSI ACQUISITION, INC.," and (ii) such entity would be formed under the name "KIOSK ACQUISITION, INC., a Delaware corporation;"

         (2) Target Corporation and Principal Shareholder delivered to Parent Corporation copies of certain schedules to the Merger Agreement which had been discussed orally with Parent Corporation's representatives prior to execution of the Merger Agreement; and

         (3) The parties agreed to certain other changes in the Merger Agreement.

        D. The parties have agreed to execute this Amendment in order to (i) substitute KIOSK ACQUISITION, INC., a Delaware corporation, as the "Acquiring Corporation" and "Surviving Corporation" under the Merger Agreement, (ii) confirm the disclosure and delivery of certain addition Schedules to the Merger Agreement by Target Corporation and Principal Shareholder, and (iii) reflect certain other agreements of the parties.

        AGREEMENTS:

        NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

                              ARTICLE I
                    AMENDMENT TO MERGER AGREEMENT

        Notwithstanding any provision of the Merger Agreement to the contrary, the Merger Agreement is hereby amended as follows:

        1.1     Substitution of Kiosk Acquisition, Inc.

         (a) KIOSK ACQUISITION, INC., a Delaware corporation, hereby (a) adopts and agrees to all the terms and conditions of the Merger Agreement as if it originally had signed that instrument as the "Acquiring Corporation" and "Surviving Corporation," (b) agrees to discharge and perform all obligations imposed upon either the "Acquiring Corporation" or the "Surviving Corporation" thereunder, and (c) adopts and affirms all representations and warranties of the "Acquiring Corporation" and "Surviving Corporation" thereunder as if such representations and warranties were given as of the effective date of this Amendment.

         (b) Parent Corporation, Target Corporation, and Principal Shareholder each hereby consents to the substitution of KIOSK ACQUISITION, INC., a Delaware corporation, as the "Acquiring Corporation" and "Surviving Corporation" under the Merger Agreement, and agrees to accept performance from KIOSK ACQUISITION, INC., a Delaware corporation, pursuant to the Merger Agreement as if such entity originally had signed that instrument as the "Acquiring Corporation" and the "Surviving Corporation." Parent Corporation hereby ratifies and confirms with respect to KIOSK ACQUISITION, INC., a Delaware corporation, all representations and warranties of Parent Corporation under Section 4.2 of the Merger Agreement, as if such representations and warranties were made as of the effective date of this Agreement.

         (c) Target Corporation and Principal Shareholder each hereby waives all claims against Parent Corporation arising solely by reason of the fact that the "Acquiring Corporation" named in the Merger Agreement had not been formed as of the date that Agreement was signed.

        1.2 Adjustment in Exchange Ratio. The parties acknowledge that prior to the execution of the Merger Agreement, the Shareholders and members of the Board of Directors of Target Corporation had approved a ten-for-one split in outstanding shares of, and corresponding increase in the authorized number of, Target Corporation's capital stock, that amended and restated articles of incorporation for Target Corporation (the "Restated Articles") implementing that stock split and increase were filed with the Secretary of State of the State of California on or about January 4, 1999, and that due to an administrative backlog in the office of the Secretary of State of the State of California, the Restated Articles have not yet been finally accepted as filed by that office. The parties agree that if as of the Effective Time the Restated Articles have not been finally accepted as filed by the Secretary of State of the State of California, then the Merger nonetheless shall proceed as contemplated by the Merger Agreement without any adjustment in the "Exchange Ratio" described in Section 1.6(a) of the Merger Agreement or in the ratio for the exchange of Target Corporation Options for Parent Corporation Options set forth in Section 1.6(e) of the Merger Agreement.

        1.3 Addenda to Schedules. Target Corporation and Principal Shareholder have attached hereto at Exhibit A copies of the following supplemental materials which are to appear as Schedules reflecting exceptions to the representations and warranties set forth in Article II of the Merger Agreement:

         (a)    A list of inventory to be attached at Schedule 2.8;

         (b)    Copies of the following items to be attached at
Schedule 2.9: (i) 1998 Federal and California income tax returns for Target Corporation; (ii) balance sheet of Target Corporation as of December 31, 1998; and (iii) Income Statement of Target
Corporation for period ended December 31, 1998;

         (c)    An Employee List and a copy of a Consulting
Agreement with Charles Viescas, which are to be attached at Schedule
2-13.1;

         (d) A list of aged payables and a list of aged receivables of Target Corporation, both of which are to be attached at Schedule 2.18;

         (e) A description of a patent for "Kiosk Browser," which is to be attached at Schedule 2.21; and

         (f) A schedule of loans to be paid by Parent Corporation and Acquiring Corporation at the closing of the Merger.

Parent Corporation and Acquiring Corporation each hereby accepts such supplemental Schedules as if those items were attached to the Merger Agreement at the time it was executed, and further hereby waives all claims (if any) which either such entity may have against either Target Corporation or Principal Shareholder by reason of those supplemental Schedules not having been actually attached to the Merger Agreement at the time it was executed.

        1.4     Acknowledgments re Target Corporation Options.   The
parties acknowledge and agree that
Target Corporation originally had executed with certain employees and members of its Board of Directors (the "Grantees") certain option agreements (the "Original Option Agreements") implementing the grant of Target Corporation Options, that those agreements referenced a number of shares of Target Corporation Common Stock which assumed that the Restated Articles had been accepted as filed by the Secretary of State of the State of California, and that until those Restated Articles are so accepted by the Secretary of State of the State of California, those Original Option Agreements reference a number of shares which is ten (10) times larger than appropriate and reference an option exercise price which is one-tenth (1/10th) the appropriate price. Therefore, and in order to reflect certain other agreements, the parties agree that:

         (a) Target Corporation shall issue to its Grantees restated option agreements (the "Restated Option Agreements") which correctly reflect the number of shares for which the Target
Corporation Options were granted and the exercise price for those shares;

         (b) The provisions of those Restated Option Agreements which provide that the Target Corporation options shall:

                (i) Terminate "three months after cessation of your relationship as a director of the Company" shall be applied in the agreements evidencing the Parent Corporation Options delivered at the Effective Time only as to Principal Shareholder and only if she resigns or is removed or otherwise is not re-elected as a member of the Board of Directors of Acquiring Corporation; and

                (ii) Terminate "three months after a Change in Control" shall not occasion the termination of any Target
Corporation Option or Parent Corporation Option as a result of the Merger.

        1.5     Additional Amendments.  At the request of Parent
Corporation, the parties agree that the Merger Agreement is further amended as follows:

         (a) Section 2.28 of the Merger Agreement is hereby amended to read as follows:

        "Investor Status. Each Shareholder is taking ownership of the Parent Corporation Common Stock for investment purposes only and not with a view to distribute same within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Each Shareholder has been provided with an opportunity to ask questions of management of Parent Corporation and Acquiring Corporation as such Shareholder deemed appropriate."

         (b)    Sections 3.6, 3.7, 3.8, and 3.9 of the Merger
Agreement are further hereby amended to read as follows:

         "3.6   No Registration Under the Securities Act.  Each
        Shareholder understands that the shares of Parent Corporation Common Stock to be issued to such Shareholder under this Agreement have not yet been and in the future may not be registered under the Securities Act of 1933, as amended (the "Securities Act"), except as otherwise set forth in this Agreement in reliance upon exemptions contained in the Securities Act or interpretations thereof, and until so registered as contemplated by Section 6.1(d), below, cannot be offered for sale, sold or otherwise transferred unless such shares of Parent Corporation Common Stock are registered or qualify for exemption from registration under the Securities Act. It is acknowledged and agreed that until such Parent Corporation Common Stock is so registered as contemplated by Section 6.1(d), below, each certificate representing Parent Corporation Common Stock issued pursuant to a Shareholder pursuant to this Agreement, and any shares issued or issuable in respect of any such shares of Parent Corporation Common Stock upon any stock split, stock dividend, recapitalization, or similar event, shall be imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

                THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE TRANSFERRED OR SOLD OTHER THAN (I) PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE STATE SECURITIES LAWS OR AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION, AND (II) UPON RECEIPT BY THE ISSUER OF EVIDENCE SATISFACTORY TO IT OF COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE STATE SECURITIES LAWS. THE ISSUER SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE WITH THESE REQUIREMENTS.

        The certificates evidencing the shares of Parent Corporation Common Stock to be issued to the Shareholders under this Agreement shall also bear any legend required by the Commissioner of Corporations of the State of California or such as are required pursuant to any state, local or foreign law governing such securities.

         3.7 Acquisition for Investment. The shares of Parent Corporation Common Stock being issued to Principal Shareholder pursuant to this Agreement are being acquired by such Shareholder in good faith solely for the Shareholder's own account, for investment and not with a view toward resale or other distribution within the meaning of the Securities Act. Principal Shareholder further represents that each Shareholder has no present contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to grant to any third person with respect to any share of Parent Corporation Common Stock. The shares of Parent Corporation Common Stock being issued to each Shareholder pursuant to this Agreement will not be offered for sale, sold or otherwise transferred by such Shareholder without either registration or exemption from registration under the Securities Act.

         3.8 Evaluation of Merits and Risks of Investment. Each Shareholder has such knowledge and experience in financial and business matters that such Shareholder is capable of evaluating the merits and risks of such Shareholder's investment in the shares of Parent Corporation Common Stock being acquired hereunder. It is further (i) acknowledged that the only materials being delivered to each Shareholder for purposes of evaluating Parent Corporation's financial condition and prospects are (or prior to the Closing Date will be) copies of (A) Parent Corporation's Form 8-K dated December 18, 1998, (B) Parent Corporation's Offering Memorandum, (C) a statement of shareholder equity for Parent Corporation dated January 20, 1998, (D) audited financial statements for Parent Corporation for the period ended September 30, 1998, (E) an unaudited balance sheet for Parent Corporation as of and a statement of income and expense for Parent Corporation with respect to the period ended December 31, 1998, and (F) an estimated profit and loss statement for Parent Corporation for calendar month January 1999 (collectively, the "Parent Corporation Disclosure Materials"), (ii) acknowledges that except for information to be supplied after the effective date of this Agreement and prior to Closing, each Shareholder has received all the information that Principal Shareholder has requested from Acquiring Corporation and Target Corporation that Principal Shareholder considers necessary or appropriate for deciding whether to accept the Parent Corporation Common Stock being issued pursuant to this Agreement; (iii) represents that each Shareholder has the ability to bear the economic risks of the Shareholder's prospective investment; and (iv) represents that each Shareholder is able, without materially impairing such Shareholder's financial condition, to hold the Parent Corporation Common Stock for an indefinite period of time and to suffer complete loss on such Shareholder's investment. It is confirmed that Acquiring Corporation has made available to each Shareholder and its representatives and agents the opportunity to ask questions of the officers and management employees of Acquiring Corporation about the business and financial condition of Acquiring Corporation as such Shareholder has requested.

         3.9 Forward Looking Information/ Risk Factors. It is acknowledged and agreed that any oral or written forward-looking statements made by or on behalf of Acquiring Corporation in connection with the Merger were made in the context of and shall have been deemed to have been accompanied by the risk factors set forth in the Parent Corporation Disclosure Materials. It is acknowledged that actual results could differ materially from those projected in or implied by any forward-looking statement."

         (c) Section 6.1(e) of the Merger Agreement is hereby amended in its entirety to read as follows:

        "Adoption and Registration of Option Plan. On or before the Closing Date, Parent Corporation shall adopt in compliance with applicable law and its bylaws and certificate of incorporation the Parent Corporation Option Plan (as defined in Section 1.6(e), above) and reserve and set aside thereunder at least such number of shares as are necessary to permit Parent Corporation to satisfy its obligation to issue Parent Corporation Options as of the Effective Time pursuant to Section 1.6(e), above. On or before April 30, 1999, Parent Corporation shall file with the United States Securities and Exchange Commission such application and registration filings and forms with respect to such Parent Corporation Option Plan, and thereafter shall prosecute such applications and registration filings with reasonable diligence, to the extent reasonably necessary to permit shares of Parent Corporation Common Stock issued upon exercise of Parent Corporation Options to be registered under the Securities Act of 1933."

                              ARTICLE II
                            MISCELLANEOUS

        2.1 Ratification. Except as expressly modified by this Amendment, the Merger Agreement is hereby ratified and confirmed and remains in full force and effect.

        2.2 Defined Terms. All capitalized terms which appear in this Amendment and are not defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

        2.3 Effective Date. The effective date of this Amendment shall be February 8, 1999.

              (Signatures appear on the following page.)

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective on the date set forth above.


"PARENT CORPORATION:"                              "TARGET CORPORATION:"

AMERICOM USA, INC., a Delaware corporation         KIOSK SOFTWARE, INC.,
                                                   a California corporation

By
     Name:                                          By
Title:                                              Lori Fisher, President



Date                                               "PRINCIPAL SHAREHOLDER:"


"ACQUIRING CORPORATION:"
                                                         Lori Fisher
KIOSK ACQUISITION, INC., a Delaware
 corporation

                                                         Date
By
    Name:
   Title:


Date